Exhibit 99

Consumers Energy and Key Stakeholders Reach Landmark Agreement to Create Cleaner Energy Future for Michigan

JACKSON, Mich., April 20, 2022 – Consumers Energy and key stakeholders throughout Michigan have agreed on a settlement related to the company’s Clean Energy Plan, a sweeping proposal to stop using coal as a fuel source for electric generation by 2025, making the company one of the first in the nation to go coal-free.

The agreement, which requires regulatory approval, includes a broad coalition of customer groups, environmental organizations, the Michigan Public Service Commission (MPSC) staff, energy industry representatives, and the Michigan Attorney General and provides a 20-year blueprint to meet Michigan’s energy needs while protecting the environment for future generations.

“This is a historic commitment to lead the clean energy transformation and create a brighter future for our state,” said Garrick Rochow, President and CEO of Consumers Energy. “A diverse set of stakeholders came together to endorse a Clean Energy Plan that will provide reliable and affordable energy to customers for decades to come while protecting the environment.”

Consumers Energy updated its original 2018 Clean Energy Plan by including the pledge to accelerate the elimination of coal to 2025, among other benefits to customers and environment in its 2021 Clean Energy Plan, filed with the MPSC last June. The settlement agreement supporting Consumers Energy’s plan comes after more than a year of listening to key stakeholders’ ideas and input. The next step in the process is for the MPSC to review the settlement agreement.

The settlement includes:

•	COAL PLANT RETIREMENTS BY 2025: closes all three units at the J.H. Campbell coal plant in West Olive, Michigan in 2025 in addition to two units at the D.E. Karn coal plant in 2023 (as per the 2018 Clean Energy Plan) and will be among the first utilities in the nation to go coal-free by 2025.

•	RISE OF SOLAR: continues the rapid transition to clean, renewable sources by adding nearly 8,000 megawatts (MW) of solar power by 2040 ensuring 60 percent of our capacity comes from clean sources.

•	BATTERY DEPLOYMENT: accelerates energy storage from 2030 to 2024 with a total of 75 MW of energy storage by 2027, achieving 550 MW by 2040.

•	SYSTEM RELIABILTY: ensures supply reliability through the purchase of the Covert Generating Station in Van Buren County, a natural gas-fired power plant.

•	AFFORDABLE ENERGY: creates price stability and helps customers save an estimated $600 million dollars through 2040 compared to the 2018 Clean Energy Plan. Consumers Energy would also continue its successful energy waste reduction programs that have saved customers more than $4 billion since 2009. In addition, the company has committed to continue to fund utility bill assistance programs for low-income customers.

“Reaching consensus on this Clean Energy Plan moves Michigan toward a cleaner, more reliable energy future while caring for our co-workers and communities impacted,” Rochow said. “We’re grateful for the thoughtful, positive contributions of all stakeholders throughout this process and look forward to the MPSC’s decision on our plan.”

Consumers Energy, Michigan’s largest energy provider, is the principal subsidiary of CMS Energy (NYSE: CMS), providing natural gas and/or electricity to 6.8 million of the state’s 10 million residents in all 68 Lower Peninsula counties.

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Media Contacts: Katie Carey, 517-740-1739, or Brian Wheeler, 517-740-1545

For more information about Consumers Energy, go to

www.ConsumersEnergy.com.

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